Exhibit 99.1

Forget Flying Taxis—Down-to-Earth Companies Are Now the Prime SPAC Targets

With deal deadlines looming, industrial, manufacturing and other staid sectors have become more appealing

By Will Feuer
July 2, 2022 9:03 am ET
Boring is better in the beaten-down world of SPACs right now.

At the height of the boom in special-purpose acquisition companies, speculative merger targets like electric-car makers and flying-taxi startups ruled the day. But people who track and make SPAC deals say the types of unprofitable companies that became popular among SPAC investors during the pandemic are falling out of favor.

With that shift, some SPACs are seeking out fresh deals in industrial, manufacturing and other sectors with steady cash flow.

R. Brad Martin is the chairman and chief executive of Riverview Acquisition Corp., which agreed in April to merge with Arkansas-based coffee-supply-chain company Westrock Coffee in a $1.2 billion deal. He said that when he launched his SPAC in August 2021, he wanted to find a business in a proven industry that he could make a long-term investment in.

“I actually spent more time describing what we wouldn’t do than I did what we were going to do —and we weren’t going to fly taxis and build robots and splice genes,” Mr. Martin said. “We were only going to partner with a business in an industry we understood that had serious growth prospects and a need for capital.”

SPACs, also known as blank-check companies, have no operations and are designed to merge with private companies to take them public. A SPAC typically has two years to do a deal or it must return the money to investors. Such mergers became popular alternatives to traditional initial public offerings in the past few years, allowing companies to raise cash while also making projections the firms typically couldn’t make within the confines of a traditional IPO.

The current shift in SPAC targets echoes a trend in broader markets, where investors have sold off shares of unprofitable tech companies as interest rates rise, inflation remains high and stock prices slide.

“There will be a shakeout, and there will be some SPAC management teams that will be survivors.
— SPAC veteran Eric Rosenfeld

Eric Rosenfeld, chief SPAC officer at Legato Merger Corp. II, agreed in May to merge with Southland Holdings LLC, a Grapevine, Texas-based construction company that has roots stretching back more than a century. The deal values the combined company at around $800 million.

Mr. Rosenfeld is a SPAC veteran, having launched eight of them since 2004. Most of them have merged with industrial companies. Southland, which is involved in building tunnels, water pipelines and other projects, fits the mold of past deals he has done, including for a dry-bulk logistics firm, a liquefied-natural-gas company and a steel producer.

He said he hopes that investors can distinguish between more traditional SPACs and those that capitalized on the frenzy of the past two years.

“There will be a shakeout, and there will be some SPAC management teams that will be survivors because they have the experience and the know-how to pick real targets with real revenues and real earnings that are good businesses, as opposed to targets more suitable for venture capital,” Mr. Rosenfeld said.

Data from SPAC Research shows that tech companies have still been popular targets for SPACs so far this year, but founder Benjamin Kwasnick said he expects the shift away from tech toward more reliable sectors to accelerate as deadlines for SPACs to find targets roll in around the end of this year.

“Growth at all costs is out and profitability is in, and we are seeing a shift in that direction,” Mr. Kwasnick said.

The deal for Southland, which is expected to close by year’s end, comes as others have fizzled and the SPAC market has cooled off significantly. Ticketing platform SeatGeek and media outlet Forbes Global Media Holdings Inc. recently abandoned plans to go public through SPAC deals. They are among 27 SPAC mergers that have been called off this year, according to Dealogic, from savings-and-investing app Acorns Grow Inc. to home-buying startup Knock Lending LLC.

Others have had spotty track records. EV maker Electric Last Mile Solutions Inc. and online car retailer Cazoo Group Ltd. merged with SPACs last year, but their stocks struggled. Electric Last Mile Solutions last month commenced Chapter 7 bankruptcy proceedings. At least 25 companies that merged with special-purpose acquisition companies between 2020 and 2021 have issued so-called going-concern warnings in recent months, The Wall Street Journal has reported, including scooter-rental company Helbiz Inc. and air-taxi maker Lilium NV.

Critics of SPAC mergers said those stumbles are signs of froth and a warning about trying to go public using this method. But some SPAC sponsors have continued to strike deals.

Last month, Americas Technology Acquisition Corp. said it would merge with Rally Communitas Corp., which operates a marketplace for private buses. Also last month, Mudrick Capital Acquisition Corp. II said it agreed to merge with online jewelry retailer Blue Nile Inc., a deal that came after Mudrick called off a previously announced merger with baseball-card company Topps Co.

Another SPAC agreed earlier this year to buy one of Australia’s oldest copper mines, CSA Copper Mine, from Glencore PLC. Other targets of deals announced this year include Chinese luxury-fashion group Lanvin Group, and European lottery operator Allwyn Entertainment. Last month, a nearly 35-year-old wholesale distributor of videogames, music and movies agreed to merge with a SPAC in a $480 million deal.

Some companies in speculative sectors are still finding sponsors among SPACs, with deals being struck this year for a maker of high-precision gears for electric cars and a cryptocurrency miner. In total, at least 75 U.S. SPACs have struck deals to merge with a target this year, according to Dealogic, half as many as over the same period last year.

Kim Schaefer, chief executive of Alpine Acquisition Corp., a SPAC that plans to merge with micro-amusement-park operator Two Bit Circus Inc. in addition to two conference hotels from Atrium Hospitality LP, said she was looking for a merger partner that would bring the hard assets Two Bit needed to drive expansion.

Ms. Schaefer, who is also CEO of Two Bit Circus, said the SPAC wanted the combined company to have real value on day one after the deal, and the two conference hotels deliver on that, as well as provide an opportunity to scale Two Bit’s business. She acknowledged that the waning investor appetite for SPAC deals could be an obstacle, but hopes that investors will see the intrinsic value and growth prospects of the company.

“I think that the merits of the business are more important than the vehicle,” she said.

Write to Will Feuer at will.feuer@wsj.com

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